UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14C

Information Statement Pursuant to Section 14(c) of
the Securities Exchange Act of 1934
Check the appropriate box:
☐    Preliminary Information Statement
☐    Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))
☒    Definitive Information Statement

a.k.a. Brands Holding Corp.
(Name of Registrant as Specified in Its Charter)

Payment of Filing Fee (Check all boxes that apply):
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☐    Fee paid previously with preliminary materials
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NOTICE OF ACTION TAKEN PURSUANT TO
WRITTEN CONSENT OF STOCKHOLDERS
To the Stockholders of a.k.a. Brands Holding Corp.:
This Notice and the accompanying Information Statement are being furnished by the Board of Directors (the “Board”) of a.k.a. Brands Holding Corp., a Delaware corporation (the “Company”), to the stockholders of the Company’s outstanding common stock, par value $0.001 per share (“Common Stock”), as of August 24, 2023. The purpose of this Information Statement is solely to inform such stockholders that the Board on August 24, 2023, has approved, and that on August 25, 2023, Summit Partners L.P., and its Affiliated Companies (as defined in the Company’s Charter) (collectively, “Summit”), the beneficial holder of a majority of the outstanding shares of the Company’s Common Stock executed a written consent, pursuant to Article Seven, Section 1 of the Company’s Amended and Restated Certificate of Incorporation (the “Charter”) and Article II, Section 13 of the Company’s Amended and Restated Bylaws (the “Bylaws”), approving, the following action:
1.The adoption of an amendment to the Charter (the “Amendment”), substantially in the form attached hereto as Exhibit A, to be filed not later than October 12, 2023 to effect a reverse stock split of the Common Stock at a ratio in the range of 1-for-five to 1-for-50 (collectively, the “Reverse Split”), with such ratio to be determined in the sole discretion of the Board and publicly disclosed prior to the effectiveness of the Reverse Split.
This Information Statement, which describes the above corporate action in more detail, is being furnished to the Company’s stockholders for informational purposes only, pursuant to Section 14(c) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations prescribed thereunder. Under the Delaware General Corporation Law (the “DGCL”), our Charter and our Bylaws, stockholder action may be taken by written consent without a meeting of stockholders. The written consent of Summit, the beneficial holder of a majority of our outstanding shares of the Common Stock, is sufficient under the DGCL, our Charter and our Bylaws to approve the actions described above. Accordingly, the actions described above will not be submitted to our other stockholders for a vote, and we are not soliciting proxies. Pursuant to Rule 14c-2 under the Exchange Act, these corporate actions will not be effected until at least twenty (20) calendar days after the mailing of the Information Statement to our stockholders. The Company will pay all costs associated with the distribution of this Information Statement, including the costs of printing and mailing. The Company will first mail the Information Statement on or about September 7, 2023 to stockholders of record as of August 24, 2023.
THIS IS FOR YOUR INFORMATION ONLY. YOU DO NOT NEED TO DO ANYTHING IN RESPONSE TO THIS INFORMATION STATEMENT. THIS IS NOT A NOTICE OF A MEETING OF STOCKHOLDERS AND NO STOCKHOLDER MEETING WILL BE HELD TO CONSIDER ANY MATTER DESCRIBED HEREIN.
WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE NOT REQUESTED TO SEND US A PROXY.
Your vote or consent is not requested or required to approve these matters.The accompanying Information Statement is provided solely for your information pursuant to Section 228(e) of the DGCL.

By order of the Board of Directors,
/s/ Christopher J. Dean
Christopher J. Dean
Chair of the Board
San Francisco, California
September 7, 2023
1

Table of Contents
INFORMATION STATEMENT OF A.K.A. BRANDS HOLDING CORP	1
Interests of Certain Persons in Matters Acted Upon	2
ACTION NO. 1 AUTHORIZATION OF REVERSE SPLIT	3
General	3
NYSE Notice Regarding Our Failure to Comply with NYSE's "Minimum Price" Requirement	3
Rationale for the Reverse Split	4
Potential Advantages of a Reverse Split	4
Potential Risks from a Reverse Split	5
Effect of the Reverse Split	5
Authorized Shares of Common Stock	7
Procedure for Effecting the Reverse Split	7
Record and Beneficial Stockholders	8
Fractional Shares	8
Effect on Options, Preferred Stock and Other Securities	8
Accounting Matters	8
Discretionary Authority of the Board to Abandon the Reverse Split	9
No Appraisal or Dissenters' Rights	9
Material U.S. Federal Income Tax Consequences of the Reverse Split	9
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS	12
WHERE YOU CAN FIND ADDITIONAL INFORMATION	15
HOUSEHOLDING	15
EXHIBIT A: CERTIFICATE OF AMENDMENT TO THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF A.K.A. BRANDS HOLDING CORP	A-1
2

INFORMATION STATEMENT
OF
A.K.A. BRANDS HOLDING CORP.
100 MONTGOMERY STREET, SUITE 1600
SAN FRANCISCO, CALIFORNIA 94104
INFORMATION STATEMENT
PURSUANT TO SECTION 14(C)
OF THE SECURITIES EXCHANGE ACT OF 1934
AND REGULATION 14C THEREUNDER
NO VOTE OR OTHER ACTION OF THE COMPANY’S STOCKHOLDERS IS REQUIRED IN CONNECTION WITH THIS INFORMATION STATEMENT.
WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.
This Information Statement is being sent to all holders of the common stock, par value $0.001 per share (“Common Stock”) of a.k.a. Brands Holding Corp., a Delaware corporation (the “Company”), as of August 24, 2023. This Information Statement has been filed with the Securities and Exchange Commission (the “SEC”) and is being furnished, pursuant to Regulation 14C of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to notify our stockholders of actions we are taking pursuant to a written consent executed by Summit Partners L.P. and its Affiliated Companies (as defined in the Company’s Charter) (collectively, “Summit”), a stockholder representing a majority of the outstanding shares of the Company’s Common Stock in lieu of a meeting of stockholders.
On August 25, 2023, Summit, a stockholder beneficially owning 72,644,324 shares of Common Stock, or approximately 56.7% of the voting power of the Company’s outstanding voting securities, executed and delivered to the Board a written consent approving an amendment, substantially in the form attached hereto as Exhibit A (the “Amendment”), to the Company’s Amended and Restated Certificate of Incorporation (the “Charter”) to effect a reverse stock split of the Company’s issued and outstanding Common Stock at a ratio to be determined in the sole discretion of the Board within the range of 1-for-five to 1-for-50, without reducing the authorized number of shares of Common Stock, to be effected in the sole discretion of the Board without further approval or authorization of the Company’s stockholders (the “Reverse Split”) and publicly disclosed prior to the effectiveness of the Reverse Split. The Board has approved the Reverse Split because such a split may increase the market price of the Common Stock to meet the continued listing minimum price requirement of the New York Stock Exchange (the “NYSE”).
No other corporate actions to be taken by written consent were considered. Because the action was approved by the written consent of a stockholder beneficially holding a majority of our outstanding voting securities, no proxies are being solicited with this Information Statement.
This Information Statement, which describes the above corporate action in more detail, is being furnished to the Company’s stockholders for informational purposes only, pursuant to Section 14(c) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations prescribed thereunder. Under the Delaware General Corporation Law (the “DGCL”), our Charter and our Bylaws, stockholder action may be taken by written consent without a meeting of stockholders. The written consent of Summit, the beneficial holder of a majority of our outstanding shares of the Common Stock is sufficient under the DGCL, our Charter and our Bylaws to approve the actions described above. Accordingly, the actions described above will not be submitted to our other stockholders for a vote. Pursuant to Rule 14c-2 under the Exchange Act, these corporate actions will not be effected until at least twenty (20) calendar days after the mailing of the Information Statement to our stockholders. The Company will pay all costs associated with the distribution of this Information Statement, including the costs of printing and mailing.
This Information Statement is first being mailed or furnished to stockholders on or about September 7, 2023 to stockholders of record as of August 24, 2023.
Interests of Certain Persons in Matters Acted Upon
Except in their capacity as stockholders (which interest does not differ from that of the other holders of Company’s Common Stock), none of our officers, directors, or any of their respective affiliates or associates has any interest in the matters being acted upon.

ACTION NO. 1
AUTHORIZATION OF REVERSE SPLIT
General
The Board believes that the Reverse Split is in the best interests of the Company and its stockholders. The Board will have the authority, but not the obligation, to file the Amendment to effect the Reverse Split no later than October 12, 2023, with the exact ratio and timing of the Reverse Split to be determined in the sole discretion of the Board. The exact split ratio selected by the Board will be publicly announced prior to the effectiveness of the Reserve Split. The Board’s decision whether or not (and when) to effect the Reverse Split, and at what whole number ratio to effect the Reverse Split, will be based on a number of factors, including market conditions, existing and anticipated trading prices for the Common Stock and the continued listing requirements of the NYSE. The Board believes that providing the Board with this generalized grant of authority with respect to setting the split ratio, rather than mere approval of a pre-defined reverse stock split, will give the Board the flexibility to set the ratio in accordance with current market conditions and therefore allow our Board to act in the best interests of the Company and our stockholders. If the Board does not implement the Reverse Split before October 12, 2023, the authority granted in this proposal to file the Amendment to effect the Reverse Split would terminate.
The Amendment, which we would file with the Secretary of State of the State of Delaware (the “Delaware Secretary”) to implement the Reverse Split, is attached to this Information Statement as Exhibit A.
NYSE Notice Regarding Our Failure to Comply with NYSE’s “Minimum Price” Requirement
Our Common Stock trades on the NYSE, which we believe helps support and maintain liquidity for our stock. Companies listed on the NYSE, however, are subject to various rules and requirements imposed by the NYSE that a listed company must satisfy to continue having its stock listed on the exchange. One of those standards is the “minimum price” requirement, which requires that the price of the stock of a listed company be at least $1.00 per share. A listed company risks being delisted and removed from the NYSE if the closing price of its stock remains below $1.00 per share for an extended period of time.
As disclosed in our Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission (the “SEC”) on April 18, 2023, we received notice on April 12, 2023 from the NYSE that the average closing price of the Common Stock over the prior consecutive 30 trading-day period was below $1.00, which is the minimum average closing price required to maintain listing on the NYSE under Section 802.01C of the NYSE Listed Company Manual (the “Minimum Price Rule”). The notice stated that, pursuant to Section 802.01C, we would have a period of six months, or until October 12, 2023 (the “Compliance Date”), to regain compliance. For us to regain compliance with the minimum price requirement, our Common Stock must have (i) a closing price of at least $1.00 per share and (ii) an average closing price of at least $1.00 per share over the 30 trading-day period ending on the last trading day of such month. Our Common Stock is continuing to trade on NYSE under the symbol “AKA” during this six month period, but has the added designation of “.BC” to indicate that the Company is not in compliance with the NYSE’s continued listing standards.
If we do not regain compliance with the Minimum Price Rule by the Compliance Date, we expect that the NYSE will commence delisting procedures with respect to our Common Stock. If our Common Stock is delisted from the NYSE, the only established trading market for our Common Stock would be eliminated and we would be forced to list our shares on the OTC Markets or another quotation medium, depending on our ability to meet the specific listing requirements of those quotation systems. As a result, an investor would likely find it more difficult to trade, or to obtain accurate price quotations for our Common Stock. Delisting would also likely reduce the visibility, liquidity and value of our Common Stock, including as a result of reduced institutional investor interest in our Company, and may increase the volatility of our Common Stock. Delisting could also cause of loss of confidence of potential industry partners, lenders and employees, which could further harm our business and our future prospects. We believe that effecting the Reverse Split may help us avoid delisting from NYSE and any resulting consequences.
Rationale for the Reverse Split
The primary purpose for effecting the Reverse Split is to increase the per-share trading price of our Common Stock so that we can:
•regain compliance with the Minimum Price Rule, maintain the listing of our Common Stock on the NYSE and avoid a delisting of our Common Stock from NYSE in the future for failing to comply with the Minimum Price Rule;
•broaden the pool of investors that may be interested in investing in our Company by attracting new investors who would prefer not to invest, or cannot invest, in shares that trade at lower share prices; and
•make our Common Stock a more attractive investment to institutional investors.
In evaluating the Reverse Split, the Board has considered and will continue to consider negative factors associated with reverse stock splits. These factors include the negative perception of reverse stock splits held by many investors, analysts and other stock market participants, including their awareness that the trading prices of the common stock of some companies that have effected reverse stock splits have subsequently declined to pre-reverse stock split levels. In approving its discretionary authority to effect the Reverse Split, the Board determined that it believes the potential benefits of the Reverse Split significantly outweigh these potential negative factors.
Potential Advantages of a Reverse Split
The primary intent of the Reverse Split is to increase the price of our Common Stock to comply with the NYSE’s Minimum Price Rule. The Board believes that, in addition to increasing the price of our Common Stock to meet the price criteria for continued listing on the NYSE, the Reverse Split would also make our Common Stock more attractive to a broader range of institutional and other investors. Accordingly, for these and other reasons discussed below, we believe that effecting the Reverse Split is in our and our stockholders’ best interests.
The Reverse Split could effectively increase the per-share trading price of our Common Stock to regain compliance with the Minimum Price Rule, maintain the listing of our Common Stock on the NYSE and avoid a delisting of our Common Stock from the NYSE in the future. By preserving our NYSE listing, we will have greater flexibility to consider and possibly pursue a wide range of future financing options. We believe being listed on a national securities exchange like the NYSE is valued highly by many investors, particularly institutional investors. A listing on a national securities exchange also has the potential to create better liquidity and reduce volatility for buying and selling shares of our stock, which benefits our current and future stockholders.

In addition, the Board believes that an increased stock price could encourage investor interest and improve the marketability of our Common Stock to a broader range of investors, and thus enhance our liquidity. Because of the trading volatility often associated with low-priced stocks, many brokerage firms and institutional investors have internal policies and practices that either prohibit them from investing in low-priced stocks or tend to discourage individual brokers from recommending low-priced stocks to their customers. Additionally, because brokers’ commissions on low-priced stocks generally represent a higher percentage of the stock price than commissions on higher-priced stocks, the current share price of our Common Stock may result in an investor paying transaction costs that represent a higher percentage of total share value than would be the case if our share price were higher. The Board believes that the higher share price that may result from the Reverse Split could enable institutional investors and brokerage firms with such policies and practices to invest in our Common Stock.
Potential Risks from a Reverse Split
We cannot assure you that the total market capitalization of our Common Stock after the implementation of the Reverse Split will be equal to or greater than the total market capitalization before the Reverse Split or that the per-share market price of our Common Stock following the Reverse Split will increase in proportion to the reduction in the number of shares of our Common Stock outstanding in connection with the Reverse Split. Also, we cannot assure you that the Reverse Split will lead to a sustained increase in the trading price of our Common Stock. The trading price of our Common Stock may change due to a variety of other factors, including our ability to successfully accomplish our business goals, market conditions and the market perception of our business. You should also keep in mind that the implementation of the Reverse Split does not affect the actual or intrinsic value of our business or a stockholder’s proportional ownership in our Company (subject to the treatment of fractional shares). If the overall value of our Common Stock declines after the proposed Reverse Split, however, then the actual or intrinsic value of the shares of our Common Stock will also proportionally decrease as a result of the overall decline in value.
Further, the Reverse Split may reduce the liquidity of our Common Stock, given the reduced number of shares that would be outstanding after the Reverse Split, particularly if the expected increase in stock price as a result of the Reverse Split is not sustained. For instance, the proposed Reverse Split may increase the number of stockholders who own odd lots (fewer than 100 shares) of our Common Stock, creating the potential for those stockholders to experience an increase in the cost of selling their shares and greater difficulty in selling those shares. If we effect the Reverse Split, the resulting per-share stock price may nevertheless fail to attract institutional investors and may not satisfy the investing guidelines of such investor and, consequently, the trading liquidity of our Common Stock may not improve.
Although we expect the Reverse Split to result in an increase in the market price of our Common Stock, the Reverse Split may not result in a permanent increase in the market price of our Common Stock, which would depend on many factors, including general economic, market and industry conditions and other factors described from time to time in the reports we file with the SEC.
Effect of the Reverse Split
If the Board elects to effect the Reverse Split, the number of outstanding shares of Common Stock will be reduced in proportion to the ratio of the split chosen by the Board (subject to the treatment of fractional shares), while the number of authorized shares of Common Stock will remain at 500,000,000 and the number of authorized shares of our preferred stock, par value $0.001 per share (“Preferred Stock”), will remain at 50,000,000. As of the effective time of the Reverse Split, we would also adjust and proportionally decrease the number of shares of our Common Stock reserved for issuance upon exercise of, and adjust and proportionally increase the exercise price of, all options and other rights to acquire our Common Stock. We would also proportionally reduce the number of shares that are issuable on vesting of outstanding restricted stock awards. In addition, as of the effective time of the Reverse Split, we would adjust and proportionally decrease the total number of shares of our Common Stock that may be the subject of future grants under our 2021 Omnibus Incentive Plan, as amended (the “2021 Equity Plan”).
The Reverse Split would be effected simultaneously for all outstanding shares of our Common Stock. The Reverse Split would affect each of our stockholders uniformly and would not change any stockholder’s percentage ownership interest in our Company (other than as a result of the payment of cash in lieu of fractional shares). We would not issue fractional shares in connection with the Reverse Split. Instead, a stockholder who owns a number of shares not evenly divisible by the Reverse Split ratio would receive cash in lieu of any fractional share resulting from the Reverse Split. The Reverse Split would not change the terms of our Common Stock and is not intended as, and would not have the effect of, a “going private transaction” covered by Rule 13e-3 under the Exchange Act.
After the effective time of the Reverse Split, our Common Stock will have a new CUSIP number, which is a number used to identify our equity securities.
Our Common Stock is currently registered under Section 12(b) of the Exchange Act, and we are subject to the periodic reporting and other requirements of the Exchange Act. The implementation of the Reverse Split will not affect the registration of our Common Stock under the Exchange Act, and following the Reverse Split, we will continue to be subject to the periodic reporting requirements of the Exchange Act. Our Common Stock would continue to be listed on the NYSE under the symbol “AKA” immediately following the Reverse Split.
Assuming Reverse Split ratios of 1-for-five, 1-for-25, and 1-for-50, the following table sets forth (a) the number of shares of our Common Stock that would be issued and outstanding, (b) the number of shares of our Common Stock that would be reserved for issuance pursuant to outstanding options and restricted stock awards, and (c) the weighted-average exercise price of outstanding options, giving effect to the Reverse Split and based on securities outstanding as of August 24, 2023 (without giving effect to the treatment of fractional shares).

	Before Reverse Split	Ratio — 1-for-five	Ratio — 1-for-25	Ratio — 1-for-50
Number of Shares of Common Stock Issued and Outstanding	128,210,796	25,642,159	5,128,432	2,564,216
Number of Shares of Common Stock Reserved for Issuance Pursuant to the 2021 Equity Plan, Outstanding Options and Restricted Stock Awards	17,476,784	3,495,357	699,071	349,536
Weighted Average Exercise Price of Outstanding Options	$6.79	$33.95	$169.75	$339.50
If the Board does not implement the Reverse Split before October 12, 2023, the authority granted in this proposal to file the Amendment to effect the Reverse Split would terminate.

Our directors and executive officers have no substantial interests, directly or indirectly, in the Reverse Split, except to the extent of their ownership in shares of our Common Stock and securities convertible or exercisable for our Common Stock, which shares and securities would be subject to the same proportionate adjustment in accordance with the terms of the Reverse Split as all other outstanding shares of our Common Stock and securities convertible into or exercisable for our Common Stock.
Authorized Shares of Common Stock
We are currently authorized under our Charter to issue up to a total of 550,000,000 shares of capital stock, comprised of 500,000,000 shares of Common Stock and 50,000,000 shares of Preferred Stock. As of August 24, 2023, a total of 128,210,796 shares of Common Stock are outstanding. No shares of Preferred Stock are outstanding. While the Reverse Split would decrease the number of outstanding shares of our Common Stock, it would not change the number of authorized shares under our Charter. Consequently, the practical effect of the Reverse Split would be to substantially increase the number of shares of Common Stock available for issuance under our Charter. The Board believes that such an increase is in our and our stockholders’ best interests because it would give us greater flexibility to issue shares of Common Stock in connection with possible future financings, joint ventures and acquisitions, as well as under the 2021 Equity Plan and for other general corporate purposes. Although we do not currently have any plans, undertakings, arrangements, commitments or agreements, written or oral, for the issuance of the additional shares of Common Stock that would become available for issuance if the Reverse Split is effected, we believe it would be advantageous to have the shares available for the purposes described above in the future.
By increasing the number of authorized but unissued shares of Common Stock, the Reverse Split could, under certain circumstances, have an anti-takeover effect, although this is not the intent of the Board. For example, the Board might be able to delay or impede a takeover or transfer of control of our Company by causing such additional authorized but unissued shares to be issued to holders who might side with the Board in opposing a takeover bid that the Board determines, in the exercise of its fiduciary duties, is not in the best interests of our Company or our stockholders. The Reverse Split could therefore have the effect of discouraging unsolicited takeover attempts. By potentially discouraging initiation of any such unsolicited takeover attempts, the Reverse Split could limit the opportunity for our stockholders to dispose of their shares at the higher price generally available in takeover attempts or that may be available under a merger proposal. The Reverse Split could have the effect of providing the Board with additional means to resist changes that stockholders may wish to make if they are dissatisfied with the conduct of our business, including making it more difficult for stockholders to remove directors. The Board is not aware of any attempt to take control of our Company and did not authorize the Reverse Split with the intention of using it as a type of anti-takeover device.
Procedure for Effecting the Reverse Split
If the Board continues to believe that the Reverse Split is in the best interests of the Company and our stockholders, on a date no later than October 12, 2023, the Board would cause the Amendment to be filed with the Delaware Secretary to effect the Reverse Split at a whole number ratio between one-for-five and one-for-50, as selected by the Board in its sole discretion and publicly disclosed prior to the effectiveness of the Reverse Split. We would file the Amendment with the Delaware Secretary so that it becomes effective at the time the Board determines to be appropriate. The Board may delay effecting the Amendment without resoliciting stockholder approval to any time before October 12, 2023. The Amendment would become effective at the time that it is filed with the Delaware Secretary or at such later effective date and time as specified in the Amendment.

Record and Beneficial Stockholders
If the Reverse Split is implemented, all of our registered holders of Common Stock who hold their shares electronically in book-entry form with our transfer agent, American Stock Transfer & Trust Company, LLC (“AST”), will receive a statement from AST reflecting the number of shares of our Common Stock registered in their accounts, along with payment in lieu of any fractional shares. No action needs to be taken to receive post-Reverse Split shares and payment in lieu of fractional shares (if any) because the exchange will be automatic.
Non-registered stockholders holding Common Stock through a bank, broker or other nominee should note that such banks, brokers or other nominees may have different procedures for processing the Reverse Split and making payment for fractional shares than those that we would put in place for registered stockholders. If you hold your shares with such a bank, broker or other nominee and if you have questions in this regard, you are encouraged to contact your nominee.
Fractional Shares
No fractional shares of Common Stock will be issued as a result of the Reverse Split. Instead, in lieu of any fractional shares to which a stockholder of record would otherwise be entitled as a result of the Reverse Split, we will pay cash (without interest) equal to such fraction multiplied by the average of the closing sales prices of the Common Stock on the NYSE during regular trading hours for the five consecutive trading days immediately preceding the effective date of the Reverse Split (with such average closing sales prices being adjusted to give effect to the Reverse Split). After the Reverse Split, a stockholder otherwise entitled to a fractional interest will not have any voting, dividend or other rights with respect to such fractional interest except to receive payment as described above.
We do not anticipate the aggregate cash amount we pay for fractional interests to be material to us.
Effect on Options, Preferred Stock and Other Securities
All outstanding options, preferred stock and other securities entitling their holders to purchase shares of our Common Stock would be adjusted as result of the Reverse Split, as required by the terms of each security. In particular, the conversion ratio for each security would be reduced proportionately, and the exercise price, if applicable, would be increased proportionately, in accordance with the terms of each security and based on the exchange ratio implemented in the Reverse Split. We would also proportionately reduce the number of shares that are issuable on vesting of outstanding restricted stock awards.
Accounting Matters
The Reverse Split would not affect the par value of our Common Stock per share, which would continue to be $0.001 par value per share, while the number of outstanding shares of Common Stock would decrease in accordance with the Reverse Split ratio (without taking into account the payment of cash in lieu of fractional shares). As a result, as of the effective time of the Reverse Split, the stated capital attributable to Common Stock on our balance sheet would decrease and the additional paid-in capital account on our balance sheet would increase by an offsetting amount. Following the Reverse Split, the reported per share net income or loss would be higher because there would be fewer shares of Common Stock outstanding, and we would adjust historical per share amounts in our future financial state.

Discretionary Authority of the Board to Abandon the Reverse Split
The Board reserves the right to abandon the Reverse Split without further action by our stockholders at any time before the effectiveness of the Amendment with the Delaware Secretary.
No Appraisal or Dissenters’ Rights
Neither Delaware law, the Charter, nor our Bylaws provide for appraisal or other similar rights for dissenting stockholders in connection with the Reverse Split. Accordingly, our stockholders will have no right to dissent and obtain payment for their shares, and we will not independently provide stockholders with any such right.
Material U.S. Federal Income Tax Consequences of the Reverse Split
The following discussion is a summary of the material U.S. federal income tax consequences of the Reverse Split to U.S. Holders (as defined below). This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury Regulations promulgated under the Code, judicial decisions and published rulings and administrative pronouncements of the U.S. Internal Revenue Service (the “IRS”), in each case in effect as of the date of this Proxy Statement. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a U.S. Holder. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance that the IRS or a court will not take a contrary position to that discussed below regarding the tax consequences of the proposed Reverse Split.
For purposes of this discussion, a “U.S. Holder” is a beneficial owner of our Common Stock who or that, for U.S. federal income tax purposes, is or is treated as:
•an individual who is a citizen or resident of the United States;
•a corporation (or any other entity or arrangement treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof, or the District of Columbia;
•an estate, the income of which is subject to U.S. federal income tax regardless of its source; or
•a trust if (1) its administration is subject to the primary supervision of a court within the United States and all of its substantial decisions are subject to the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code), or (2) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person.
This discussion is limited to U.S. Holders who hold our Common Stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax consequences relevant to the particular circumstances of a U.S. Holder, including the effect of the Medicare contribution tax on net investment income. In addition, it does not address consequences relevant to U.S. Holders that are subject to special rules, including, without limitation:
•Financial institutions;

•Insurance companies;
•Real estate investment trusts;
•Regulated investment companies;
•Grantor trusts;
•Tax-exempt organizations;
•Dealers or traders in securities or currencies;
•U.S. expatriates and former citizens or long-term residents of the United States;
•S corporations, partnerships or other entities or arrangements treated as partnerships or other flow-through entities for U.S. federal income tax purposes (and investors therein);
•U.S. Holders having a functional currency other than the U.S. dollar;
•persons who hold or received our Common Stock pursuant to the exercise of any employee share option or otherwise as compensation;
•tax-qualified retirement plans;
•U.S. Holders who hold our Common Stock as part of a position in a straddle or as part of a hedging, conversion or integrated transaction for federal U.S. federal income tax purposes; and
•U.S. Holders who actually or constructively own 10% or more of our voting stock.
If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) is the beneficial owner of our Common Stock, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. Accordingly, partnerships (and other entities treated as partnerships for U.S. federal income tax purposes) holding our Common Stock and the partners in such entities should consult their tax advisors regarding the U.S. federal income tax consequences of the Reverse Split to them.
In addition, the following discussion does not address the U.S. federal estate and gift tax, alternative minimum tax, or state, local and non-U.S. tax law consequences of the Reverse Split. Furthermore, the following discussion does not address any tax consequences of transactions effectuated before, after or at the same time as the Reverse Split, whether or not they are in connection with the Reverse Split.
This discussion is for general information only and is not intended to be, and should not be construed as, tax or investment advice, and the tax consequences of the Reverse Split may not be the same for all stockholders Holders of our Common Stock are urged to consult their respective tax advisors regarding the U.S. federal, state, local and non-U.S. income and other tax consequences of the Reverse Split to them in light of their particular circumstances.

Tax Consequences of the Reverse Split to U.S. Holders
The Reverse Split is intended to qualify as a “recapitalization” within the meaning of Section 368(a)(1)(E) of the Code for U.S. federal income tax purposes. Assuming the Reverse Split so qualifies, a U.S. Holder generally will not recognize gain or loss upon the Reverse Split for U.S. federal income tax purposes, except with respect to cash received in lieu of a fractional share of our Common Stock, as discussed below. A U.S. Holder’s aggregate adjusted tax basis in the shares of our Common Stock received pursuant to the Reverse Split will be equal to the aggregate adjusted tax basis of the shares of our Common Stock exchanged therefor (reduced by the amount of such basis that is allocated to any fractional share of our Common Stock). The U.S. Holder’s holding period in the shares of our Common Stock received pursuant to the Reverse Split will include the holding period in the shares of our Common Stock exchanged therefor. U.S. Treasury Regulations provide detailed rules for allocating the tax basis and holding period of shares of Common Stock surrendered in a recapitalization to shares received in the recapitalization. U.S. Holders who acquired our Common Stock on different dates and at different prices should consult their tax advisors regarding the appropriate allocation of their tax basis and holding period of such shares.
A U.S. Holder that receives cash in lieu of a fractional share of our Common Stock in the Reverse Split will recognize capital gain or loss in an amount equal to the difference, if any, between the amount of cash received and the portion of such U.S. Holder’s aggregate adjusted tax basis in the shares of our Common Stock surrendered that is allocated to such fractional share. Such capital gain or loss will be short term if the pre-Reverse Split shares were held for one year or less at the effective time of the Reverse Split and long term if held for more than one year. The deductibility of capital losses is subject to limitation.
U.S. Holders may be subject to information reporting and backup withholding on cash paid in lieu of a fractional share in connection with the proposed Reverse Split. A U.S. Holder will be subject to backup withholding (currently at a rate of 24%) if such U.S. Holder is not otherwise exempt and such U.S. Holder does not provide its taxpayer identification number in the manner required or otherwise fails to comply with applicable backup withholding tax rules. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or allowed as a credit against a U.S. Holder’s U.S. federal income tax liability, if any, provided the required information is timely furnished to the IRS. U.S. Holders should consult their tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption.
This discussion is for general information only and is not tax advice. It does not discuss all aspects of U.S. federal taxation that may be relevant to a particular stockholder in light of such stockholder’s circumstances and income tax situation. Accordingly, stockholders should consult their tax advisors with respect to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences of the reverse stock split arising under the U.S. federal estate or gift tax laws or under the laws of any state, local or non-U.S. taxing jurisdiction or under any applicable income tax treaty.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND
RELATED STOCKHOLDER MATTERS
The following table sets forth information about the beneficial ownership of our common stock as of August 24, 2023 for:
•each person or group known to us who beneficially owns more than 5% of our common stock;
•each of our directors;
•each of our Named Executive Officers; and
•all of our directors and executive officers as a group.
The numbers of shares of common stock beneficially owned and percentages of beneficial ownership are based on 128,210,796 shares of common stock outstanding as of August 24, 2023, and do not give effect to the Reverse Split.
Beneficial ownership for the purposes of the following table is determined in accordance with the rules and regulations of the SEC. These rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting thereof, or to dispose or direct the disposition thereof or has the right to acquire such powers within 60 days. Common stock subject to options or RSUs that are currently exercisable or exercisable or will vest within 60 days of August 24, 2023 are deemed to be outstanding and beneficially owned by the person holding the options or RSUs. These shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as disclosed in the footnotes to this table and subject to applicable community property laws, we believe that each shareholder identified in the table possesses sole voting and investment power over all common stock shown as beneficially owned by the shareholder.
Unless otherwise noted below, the address of each beneficial owner listed on the table is c/o a.k.a. Brands Holding Corp., 100 Montgomery Street, Suite 1600, San Francisco, California 94104.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Outstanding

5% Stockholders
New Excelerate, L.P.(1)	72,644,324	56.7%
Beard Entities(2)	24,261,129	18.9%
Bryett Enterprises Trust(3)	20,591,189	16.1%
Named Executive Officers and Directors
Jill Ramsey	12,005	*
Ciaran Long	195,459	*
Michael Trembley	40,133	*
Christopher J. Dean	—	*
Simon Beard(2)	24,261,129	18.9%
Wesley Bryett(3)	20,591,189	16.1%
Ilene Eskenazi	34,321	*

Sourav Ghosh	26,385	*
Matthew Hamilton	—	*
Myles McCormick	122,635	*
Kelly Thompson	—	*
All Directors and Executive Officers as a Group (12 individuals)	45,313,732	35.3%
* Less than 1%
(1)Represents 72,644,324 shares of common stock held directly by New Excelerate L.P., the voting and disposition of which is controlled by Summit Partners, L.P. Summit Partners, L.P. is (i) the sole shareholder of Summit Partners GE IX AIV, Ltd., which is the general partner of Summit Partners GE IX AIV, L.P., which is the general partner of Summit Partners Growth Equity Fund IX-B AIV, L.P. (“Summit IX-B”) and (ii) the sole member of Summit Partners GE IX, LLC, which is the general partner of Summit Partners GE IX, L.P., which is the general partner of Summit Partners Growth Equity Fund IX-A AIV, L.P (“Summit IX-A”). Summit IX-A and Summit IX-B have equal ownership of the outstanding capital stock of Excelerate GP, Ltd. Excelerate GP, Ltd. is the general partner of New Excelerate L.P. Summit Partners, L.P., through a two-person investment committee, currently comprised of Peter Y. Chung and Charles J. Fitzgerald, has voting and dispositive authority over the shares beneficially owned by each of these entities and therefore beneficially owns such shares. Mr. Chung and Mr. Fitzgerald disclaim beneficial ownership of the shares held directly by New Excelerate, L.P. The address for each of these entities and individuals is c/o Summit Partners, 222 Berkeley Street, 18th Floor, Boston, MA 02116.
(2)Represents 23,354,629 shares of common stock held of record by (i) TF Apparel Discretionary Trust, established by deed dated October 28, 2009 (the “TF Apparel Trust”), (ii) The Simon Beard Family Trust, established by deed dated October 28, 2009 (the “Simon Beard Trust”), and (iii) The Tah-nee Aleman Family Trust, established by deed dated October 28, 2009 (the “Tah-nee Aleman Trust” and, together with the TF Apparel Trust and the Simon Beard Trust, the “Beard Entities”). Beard Trading Pty Ltd ACN 600 219 856 (the “Trustee”) is the sole trustee of each of the Beard Entities, respectively. Simon Beard is the principal of each of the Beard Entities, respectively. Tah-nee Beard is the sole director and secretary and the sole shareholder of the Trustee. Tah-nee Beard has sole voting and dispositive power over 23,354,629 shares of common stock held of record by the Beard Entities. Also includes 335,000 and 571,500 shares of common stock held directly by Tah-nee Beard and Simon Beard, respectively.

(3)Represents 20,591,189 shares of common stock held of record by The Bryett Enterprises Trust. The Bryett Enterprises Trust’s primary beneficiaries are Eirin Bryett and Wesley Bryett. The Bryett Enterprises Trust is 100% owned by the Bryett Enterprises Pty Ltd., whose sole director is Wesley Bryett and whose two shareholders are Eirin Bryett and Wesley Bryett. Wesley Bryett has sole voting and dispositive power over 20,591,189 shares of common stock held of record by The Bryett Enterprises Trust.

WHERE YOU CAN FIND ADDITIONAL INFORMATION
We are subject to the informational requirements of the Exchange Act and in accordance therewith, we file annual, quarterly and current reports and other information with the SEC. Such information may be accessed electronically by means of the SEC’s home page on the Internet at www.sec.gov. We are an electronic filer, and the SEC maintains an Internet site at www.sec.gov that contains the reports and other information we file electronically. These filings are also available on our corporate website at https://ir.aka-brands.com. Please note that our website address is provided as an inactive textual reference only. We make available free of charge, through our website, our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, and all amendments to those reports as soon as reasonably practicable after such material is electronically filed with or furnished to the SEC. The information provided on or accessible through our website is not part of this Information Statement.
HOUSEHOLDING
The rules of the SEC permit companies and intermediaries such as brokers to satisfy delivery requirements for Information Statements and other corporate mailings with respect to two or more stockholders sharing the same address by delivering a single copy of such materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. We will promptly deliver a separate copy of this information statement to you if requested by (i) mailing a request to Attn: Chief Legal Officer and Head of People, 100 Montgomery Street, Suite 1600, San Francisco, California 94104 or (ii) calling (415) 295-6085.

By order of the Board of Directors,
/s/ Christopher J. Dean
Christopher J. Dean
Chair of the Board
San Francisco, California
September 7, 2023

Exhibit A
CERTIFICATE OF AMENDMENT TO THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF A.K.A. BRANDS HOLDING CORP.
a.k.a. Brands Holding Corp. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “General Corporation Law”), DOES HEREBY CERTIFY:
First: The name of the corporation is a.k.a. Brands Holding Corp.
Second: The date on which the Certificate of Incorporation of the Corporation was originally filed with the Secretary of State of the State of Delaware is May 19, 2021, under the name of a.k.a. Brands Holding Corp.
Third: That Article Four of the Amended and Restated Certificate of the Corporation (the “Certificate of Incorporation”), is hereby amended by deleting Section 1 in its entirety and inserting the following in lieu thereof:
The total number of shares of all classes of stock that the Corporation is authorized to issue is five hundred and fifty million (550,000,000), consisting of (i) five hundred million (500,000,000) shares of Common Stock, with a par value of $0.001 per share; and (iii) fifty million (50,000,000) shares of preferred stock, with a par value of $0.001 per share (the “Preferred Stock”). Upon this Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Corporation (this “Certificate of Amendment”) becoming effective pursuant to the General Corporation Law (the “Effective Time”), the shares of Common Stock issued and outstanding or held in treasury immediately prior to the Effective Time (the “Existing Common Stock”) shall be reclassified and combined into a different number of shares of Common Stock (the “New Common Stock”) such that each five (5) to fifty (50) shares of Existing Common Stock shall, at the Effective Time, be automatically reclassified and combined into one share of New Common Stock, with the exact ratio within the foregoing ranges to be determined by the Board of Directors in its sole discretion and publicly announced by the Corporation prior to the Effective Time (such reclassification and combination of shares, the “Reverse Split”). The par value of the Common Stock following the Reverse Split shall remain at $0.001 per share for the Common Stock. No fractional shares of Common Stock shall be issued as a result of the Reverse Split and, in lieu thereof, upon receipt after the Effective Time by the exchange agent selected by the Corporation of a properly completed and duly executed transmittal letter, any stockholder who would otherwise be entitled to a fractional share of New Common Stock as a result of the Reverse Split, following the Effective Time (after taking into account all fractional shares of New Common Stock otherwise issuable to such stockholder), shall be entitled to receive a cash payment (without interest) equal to the fractional share of New Common Stock to which such stockholder would otherwise be entitled multiplied by the average of the closing sales price of a share of the Common Stock (as adjusted to give effect to the Reverse Split) on the New York Stock Exchange during regular trading hours for the five (5) consecutive trading days immediately preceding the Effective Time. The Reverse Split shall be effected on a record holder-record holder basis, such that any fractional shares of New Common Stock resulting from the Reverse Split and held by a single record holder shall be aggregated.
The Preferred Stock and the Common Stock shall have the designations, rights, powers and preferences and the qualifications, restrictions and limitations thereof, if any, set forth below.
Fourth: The foregoing amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.
Fifth: That this Certificate of Amendment to the Restated Certificate of Incorporation shall be effective as of 5:01 p.m. New York City time on the [•] day of [•] 2023.

* * *

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IN WITNESS WHEREOF, this Corporation has caused this Certificate of Amendment to Amended and Restated Certificate of Incorporation to be signed by its Interim Chief Executive Officer and Chief Financial Officer this [•] day of September 2023.

a.k.a. Brands Holding Corp.

By:
Name:	Ciaran Long
Title:	Interim Chief Executive Officer and Chief Financial Officer

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